THE BNY MELLON FAMILY OF FUNDS
Funds Offered to Insurance Company Accounts

Rule 18f-3 Plan

Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), requires that the Board of an investment company desiring to offer multiple classes pursuant to said Rule adopt a plan setting forth the separate arrangement and expense allocation of each class, and any related conversion features or exchange privileges.

The Board, including a majority of the non-interested Board members, of each of the investment companies, or series thereof, listed on Schedule A attached hereto (each, a "Fund") which desires to offer multiple classes has determined that the following plan is in the best interests of each class individually and the Fund as a whole:

1.         Class Designation:  Fund shares shall be divided into Initial shares and Service shares.

2.         Differences in Services:  The services offered to shareholders of each Class shall be substantially the same.

3.         Differences in Distribution Arrangements:  Each Class of shares shall be offered at net asset value only to separate accounts established by insurance companies to fund variable annuity contracts and variable life insurance policies ("variable products") subject to the terms and conditions set forth in the participating insurance company's variable product prospectus, as it may be amended from time to time.  Neither Class shall be subject to any front-end or contingent deferred sales charges.

Service shares shall be subject to an annual distribution fee at the rate set forth on Schedule B attached hereto pursuant to a Distribution Plan adopted in accordance with Rule 12b-1 under the 1940 Act.

Initial shares of BNY Mellon Stock Index Fund, Inc. and BNY Mellon Sustainable U.S. Equity Portfolio, Inc. shall be subject to an annual service fee at the rate of up to .25% of the value of the average daily net assets of Initial shares pursuant to a Shareholder Services Plan.

4.         Expense Allocation:  The following expenses shall be allocated, to the extent practicable, on a Class-by-Class basis:  (a) fees under the Distribution Plan and Shareholder Services Plan; (b) printing and postage expenses related to preparing and distributing materials, such as shareholder reports, prospectuses and proxies, to current shareholders of a specific Class; (c) the expense of administrative personnel and services as required to support the shareholders of a specific Class; (d) litigation or other legal expenses relating solely to a specific Class; (e) transfer agent fees identified by the Fund's transfer agent as being attributable to a specific Class; and (f) Board members' fees incurred as a result of issues relating to a specific Class.

5.         Exchange Privileges:  Shares of a Class shall be exchangeable only for (a) shares of the same Class of another Fund and (b) shares of another Class or shares of certain other investment companies specified from time to time, in each case, subject to the terms and conditions relating to transfer privileges set forth in the participating insurance company's variable product prospectus, as it may be amended from time to time.

Dated:              October 30, 2000

Amended as of:  June 3, 2019

SCHEDULE A

BNY MELLON INVESTMENT PORTFOLIOS

Core Value Portfolio

Midcap Stock Portfolio

Technology Growth Portfolio

BNY MELLON VARIABLE INVESTMENT FUND

Appreciation Portfolio

Growth and Income Portfolio

International Equity Portfolio

International Value Portfolio

Opportunistic Small Cap Portfolio

Quality Bond Portfolio

BNY MELLON STOCK INDEX FUND, INC.

BNY MELLON SUSTAINABLE U.S. EQUITY PORTFOLIO, INC.

A-1

SCHEDULE B

Service Shares of Name of Fund	Fee as a percentage of the average daily net assets of the Service Shares

BNY Mellon Investment Portfolios
Core Value Portfolio Midcap Stock Portfolio Technology Growth Portfolio	.25% .25% .25%
BNY Mellon Variable Investment Fund
Appreciation Portfolio Growth and Income Portfolio International Equity Portfolio International Value Portfolio Opportunistic Small Cap Portfolio Quality Bond Portfolio	.25% .25% .25% .25% .25% .25%
BNY Mellon Stock Index Fund, Inc.	.25%
BNY Mellon Sustainable U.S. Equity Portfolio, Inc.	.25%

B-1